Exhibit 99.(B)

                                  ATTACHMENT B

                        AFL-CIO HOUSING INVESTMENT TRUST
                             AUDIT COMMITTEE CHARTER

                             Adopted April 23, 2003

1. The Audit Committee shall be composed entirely of independent trustees. To the extent required by law, at least one member of the Audit Committee shall have been determined by the full Board of Trustees of the Trust to be an "audit committee financial expert" as defined by the rules promulgated by the U.S. Securities and Exchange Commission ("SEC") under the Sarbanes-Oxley Act of 2002.

2. The Board of Trustees may, in its discretion, appoint the members of the Committee, set the number of Committee members and add or remove one or more members. The independent members of the Board of Trustees shall, in their discretion, establish the appropriate compensation for serving on the Committee, if any.

3.    The purposes of the Audit Committee are:

      a. To oversee the Trust's accounting and financial reporting policies and practices, its accounting and financial internal controls and, as appropriate, the accounting and financial internal controls of certain service providers;

      b. To oversee the quality and objectivity of the Trust's financial statements and the independent audit thereof; and

      c. To act as a liaison between the Trust's independent auditors and the full Board of Trustees.

      The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the auditor's responsibility to plan and carry out a proper audit.

4. To carry out its purposes, the Audit Committee shall have the following duties and powers:

      a. To review and recommend the selection of the firm to serve as the Trust's independent auditor for approval by the full Board of Trustees and ratification by the Participants;

      b. To review and approve in advance all audit and non-audit services (as such term may be from time to time defined in the Securities and

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      c.    Exchange Act of 1934, as amended) to be provided to the Trust by the
            Trust's independent auditor; provided, however, that the Audit Committee shall approve only the following non-audit services: tax preparation and the Association for Investment Management Research
            (AIMR) Level 2 Compliance Review;

      d. To review the performance of the Trust's independent auditor and to recommend to the full Board of Trustees the discharge or replacement of the independent auditor, if warranted;

      e. At least annually, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the Trust, to require the auditors' to furnish a formal written statement containing specific representations as to their independence, consistent with Independence Standards Board ("ISB") Standard No. 1 or any successor provision, and to review such and take appropriate action to satisfy itself of the independence of the independent auditors;

      f. To review and evaluate the lead partner of the independent auditor team and oversee the rotation of the audit engagement team partners as required by law and the applicable rules and regulations of the SEC;

      g. To meet with Trust management and the Trust's independent auditors, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to discuss any matters of concern relating to the Trust's financial statements, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to consider the auditors' comments with respect to the Trust's financial policies, procedures and internal accounting controls and management's responses thereto; and (iv) to review the form of opinion the auditors propose to render to the full Board of Trustees and Participants;

      h. To receive, review and discuss reports from the independent auditors on (i) all critical accounting policies and practices to be used;
            (ii) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditors; and (iii) other material written communications between the independent auditors and Trust management;

      i. To request from Trust management such information as the members of the Audit Committee deem necessary and appropriate for the fulfillment of their duties and powers under this Charter and to meet with Trust


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            management,  including private meetings, to discuss such information or such other matters as the members of the Audit Committee deem necessary and appropriate;

      j.    To consider  the effect upon the Trust of any changes in  accounting
            principles  or  practices   proposed  by  Trust  management  or  the
            auditors;

      k. To review the fees charged by the auditors for audit and non-audit services;

      l. To investigate improprieties or suspected improprieties in Trust operations;

      m. To report its activities to the full Board of Trustees on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

5. The Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require.

6. A majority of the members of the Committee shall constitute a quorum. The Committee may take action by unanimous written consent.

7. The Committee shall regularly meet with the chief accounting officer and with the internal auditors, if any, of the Trust.

8. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Trust. The Committee shall propose a budget for such expenses to the Executive Committee prior to incurring such expenses.

9. The Committee shall review this Charter at least annually and recommend any changes to the full Board of Trustees.

10.   The Committee shall maintain minutes of each of its meetings.

11. The Trust shall maintain and preserve permanently in an easily accessible place a copy of this Charter and any modifications to this Charter.


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